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                                                                    Exhibit 3.67

                               OPERATING AGREEMENT
                                       OF

                        ---------------------------------

                  This Operating Agreement (this "Agreement") of ______________________ (the "Company"), is entered into and shall be effective as of the date of the Company's formation, by ______________________(the "Member"), as the sole member of the Company, all in accordance with and pursuant to the provisions of the North Carolina Limited Liability Company Act (the "Act").

                              STATEMENT OF PURPOSE

         The Company was formed on _____________ upon the filing of the Articles of organization in the office of the Secretary of State of North Carolina, all in accordance with the Act.

         NOW, THEREFORE, Member, by execution of this Agreement, hereby continues the Company as a limited liability company upon the following terms and conditions:

         1. Company Name. The name of the limited liability company is_________
____________________.

         2. Company Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

         3. Principal Business Office, Registered Office. The principal business office and registered office of the Company are located at _______________________________________ __________________. The registered agent of the Company is _________________________.

         4. Member. The name and the mailing address of the Member is as follows:

         Name                                     Address
         ----                                     -------

         _______________________________          ______________________________

         5. Designation of Managers.

            (a) The Member hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (each of such managers being hereinafter referred to individually as a "Manager" and collectively as "Managers" or the "Board") and hereby consents to the election of ___________________ as Managers of the Company ___________ shall be designated as Chairman of the Board.

            (b) The Managers shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of the Member, by operation of law, by order or decree of any court of competent jurisdiction, by voluntary resignation or upon the dissolution, liquidation and termination of a Manager.


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            (c) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of the Member shall be required to designate a new Manager.

            (d) The Board shall in each case act by a majority of Managers in office. The Board is hereby authorized to appoint one or more officers of the Company (each, an "Officer"), including, without limitation, a President, a Secretary, one or more Vice Presidents and one or more Assistant Vice Presidents and Assistant Secretaries. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Board deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Board. The Officers shall serve at the pleasure of the Board, and the Board may remove any person as an Officer and/or appoint additional persons as Officers, as the Board deems necessary or desirable. Any person or entity dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be fully authorized, executed and delivered by the Company upon execution by such Officer.

         6. Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objects and purposes of the Company and to perform all acts in furtherance thereof, including, without limitation, (i) to execute and deliver any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, zoning permits and applications, and (ii) to take any and all other actions it deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act.

         7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any affiliate, director, officer, partner or controlling person of the Member shall be obligated personally for any such debt, obligation or liability of the Company.

         8. Fiscal Year. The fiscal year of the Company shall end on the fiscal year end required for U.S. federal income tax purposes. The Member is authorized to make all elections for tax or other purposes as they may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

         9. Admission. The Member is hereby deemed admitted as the sole member of the Company upon its execution and delivery of this Agreement.

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         10. Capital Contributions. On the effective date of this Agreement, the
Member contributed $100.00 in cash, and no other property, to the Company. The Member is not required to make any additional capital contributions to the Company. However, the Member, in its sole discretion, may at any time make additional capital contributions to the Company in such amounts as it deems to be appropriate. In no event shall the Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in the Member's capital account, if any, upon the dissolution or liquidation of the Company or the Member's membership interest in the Company or at any other time.

         11. Allocation of Profits and Losses. All of the Company's profits and losses shall be allocated to the Member.

         12. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Manager.

         13. Exculpation and Indemnification. Member and the Managers (each an "Indemnified Party") shall, to the fullest extent permitted under the Act or other applicable law, be exculpated from and indemnified by the Company against any liability, loss, damage, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including all reasonable attorneys' fees, costs and expenses of defense, appeal and settlement of any proceedings instituted against any such Indemnified Party and all costs of investigation in connection therewith) that in any way relates to, or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Company or such Indemnified Party acting on behalf of the Company. The satisfaction of the obligations of the Company under this Section 13 shall be from and limited to the assets of the Company and neither the Manager nor the Member shall have any personal liability on account thereof. The right to indemnification and the advancements and payment of expenses conferred in this
Section 13 shall not be exclusive of any other right which an Indemnified Party may have or hereafter acquire under law or equity, provision of this Agreement or otherwise.

         14. Assignments. In furtherance of the principles set forth herein, the Member shall not transfer, sell, exchange, assign, donate or otherwise convey (collectively, "Transfer") all or part of its membership interest in the Company if by doing so would cause the Company to be regarded as an entity separate from its owner for federal tax purposes under section 301.7701-3(b)(2)(C) of the U.S. Treasury regulations. Any purported Transfer of all or any part of the Member's membership interest in the Company that would violate this Section 14 shall be null and void and of no force or effect whatsoever.

         15. Dissolution.

            (a) The Company shall dissolve and its affairs shall be wound up upon, and only upon, the written resolution to such effect by the Member.

            (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

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            (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and shall be distributed in the order of priority, set forth in Section 57C-6-05 of the Act.

         16. Miscellaneous.

            (a) Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, umenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

            (b) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

            (c) Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of North Carolina (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

            (d) Amendments. This Agreement may be modified, altered, supplemented or amended only by the written resolution or other instrument of the Member to such effect delivered to the Manager.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date of the formation of the Company.

                                    "Member"

                                     By: _________________________________



                                          By: ____________________________
                                              Name: ______________________
                                              Title: _____________________

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